                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           EOTT ENERGY PARTNERS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                          EOTT ENERGY PAR T NERS, L.P.


                               December 15, 1998

Dear EOTT Energy Partners, L.P. Unitholders:


You are cordially invited to attend the Special Meeting of Unitholders (the "Special Meeting") of EOTT Energy Partners, L.P. ("EOTT" or the "Partnership"), that will be held on Friday, February 12, 1999, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, TX 77002. The meeting will start at 10:00 a.m., local time.



At this important meeting, you will be asked to consider and vote upon three proposals. The first proposal relates to the authorization of additional Common Units. The second and third proposals are being submitted in order to permit the authorization for listing on the New York Stock Exchange of certain Common Units that may be issued by the Partnership. The three proposals are follows:



     - A proposal to authorize the Partnership to issue an additional 10,000,000 Common Units.



     - A proposal that, if approved, will change the terms of the Special Units so that they are convertible into Common Units and will permit those Common Units to be listed on the New York Stock Exchange.



     - A proposal to approve the recent acquisition of assets (the "Asset Acquisition") from Koch Pipeline Company, L.P. ("Koch Pipeline") and Koch Oil Company, a division of Koch Industries, Inc., in order to permit the listing on the New York Stock Exchange of Common Units that may be issued upon conversion of the Subordinated Units issued that were to Koch Pipeline in connection with the transaction. Koch Pipeline and Koch Oil Company, a division of Koch Industries, Inc., are referred to herein collectively as "Koch."


I URGE YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS. Enron Corp. ("Enron"), the parent company of EOTT Energy Corp. (the "General Partner"), has agreed that, if the first two proposals are approved, it will increase and extend through the fourth quarter of 2001 its commitment to provide cash to support distributions on Common Units. The existing distribution support commitment expires at the end of the first quarter of 1999. The increase and extension would lend additional security to EOTT's distributions through 2001. Furthermore, approval of the Common Units proposal will strengthen EOTT's ability to pursue our growth strategy. It will give us an opportunity to raise additional capital in order to reduce outstanding indebtedness and interest expense, and it will provide us financial flexibility in connection with acquisitions or other transactions. The third proposal relates to the 2,000,000 Subordinated Units that were issued to Koch Pipeline in connection with the Asset Acquisition. Approval of the third proposal will permit the Partnership to list on the New York Stock Exchange the 2,000,000 Common Units that will be issued upon conversion of such Subordination Units if the Subordination Period ends and the other conditions to conversion are satisfied.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER, AFTER CAREFUL CONSIDERATION, BY UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT ALL THREE PROPOSALS BE APPROVED BY THE UNITHOLDERS.

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, I URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. YOU WILL RETAIN THE OPTION TO REVOKE IT AT ANY TIME BEFORE THE VOTE, OR TO VOTE YOUR UNITS PERSONALLY ON REQUEST IF YOU ATTEND THE SPECIAL MEETING. FOR THE PROPOSALS TO BE APPROVED, THEY MUST HAVE, DEPENDING UPON THE ISSUE PRESENTED, EITHER THE SUPPORT OF THE MAJORITY OR TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST.

I urge you to review carefully the attached Proxy Statement, which contains a detailed description of the proposals to be voted upon at the Special Meeting.

                                       Sincerely,

                                       /s/ MICHAEL D. BURKE
                                       Michael D. Burke

                                       President and Chief Executive Officer,
                                       EOTT Energy Corp., as General Partner

                           EOTT ENERGY PARTNERS, L.P.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    Notice of Special Meeting of Unitholders
                        to be Held on February 12, 1999

To the Unitholders of EOTT Energy Partners, L.P.:

A Special Meeting of Unitholders of EOTT Energy Partners, L.P., a Delaware limited partnership, will be held on Friday, February 12, 1999, at 10:00 a.m. local time, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, TX 77002 to consider and approve the following proposals:

     1. A proposal (the "Common Units Proposal") that, if approved, will permit future issuances of up to 10,000,000 additional Common Units for any Partnership purpose. The Common Units Proposal requires the approval of the holders of at least 66 2/3% of the Common Units and Special Units, voting as a single class.

     2. A proposal (the "Listing Proposal") that, if approved, will change the terms of the Special Units so that they are convertible into Common Units and will permit the listing on the New York Stock Exchange of Common Units to be issued upon conversion of the outstanding Special Units. The Listing Proposal requires the approval of the holders of a majority of the Common Units voted at the Special Meeting.

     3. A proposal (the "Asset Acquisition Proposal") to approve the acquisition on December 1, 1998 of certain assets, including crude oil gathering and transportation assets, from Koch Pipeline and Koch Oil Company, a division of Koch Industries, Inc., in order to permit the listing on the New York Stock Exchange of Common Units that may be issued upon conversion of Subordinated Units issued to Koch Pipeline in connection with the Asset Acquisition. The Asset Acquisition Proposal requires the approval of the holders of a majority of the Common Units voted at the Special Meeting, excluding those held by Koch Pipeline.

UNITHOLDER APPROVAL OF THE FIRST TWO PROPOSALS WILL RESULT IN AN EXTENSION AND INCREASE IN ENRON'S DISTRIBUTION SUPPORT OBLIGATION SO THAT ENRON WILL BE OBLIGATED TO PROVIDE UP TO $29 MILLION IN DISTRIBUTION SUPPORT THROUGH THE FOURTH QUARTER OF 2001.

Only holders of record of Common Units or Special Units at the close of business on December 14, 1998, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Unitholders may vote in person or by proxy. The accompanying form of proxy is solicited by the General Partner.

Under applicable law, dissenters' appraisal rights do not apply to the holders of Common Units or Special Units in connection with the proposals to be voted upon at the Special Meeting.

YOUR VOTE IS IMPORTANT. Depending upon the action to be approved, an affirmative vote of either the majority or two-thirds of the votes entitled to be cast is required. Even if you plan to attend the Special Meeting in person, please sign and return the enclosed proxy to ensure that your Units will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                       By Order of the General Partner

Houston, Texas
December 15, 1998

                           EOTT ENERGY PARTNERS, L.P.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056
                           -------------------------

                                PROXY STATEMENT

This Proxy Statement is being furnished to holders of Common Units and Special Units (collectively, the "Voting Units") of EOTT Energy Partners, L.P. ("EOTT" or the "Partnership") in connection with the solicitation of proxies by EOTT Energy Corp., the general partner of the Partnership (the "General Partner"), for use at a special meeting of Unitholders of the Partnership (the "Special Meeting") to be held on February 12, 1999, and any adjournment thereof. At the Special Meeting Unitholders will be asked to consider and vote upon (a) the Common Units Proposal, which if approved will permit EOTT to issue up to 10,000,000 additional Common Units, (b) the Listing Proposal, which if approved will change the terms of the Special Units so that they are convertible into Common Units and will permit the Partnership to list on the New York Stock Exchange (the "NYSE") the Common Units to be issued on conversion of the outstanding Special Units, and (c) the Asset Acquisition Proposal, which if approved will permit the Partnership to list on the NYSE the Common Units that may be issued on conversion of the Subordinated Units that were issued to Koch Pipeline on December 1, 1998, in connection with the Asset Acquisition.


Only holders of record of the Company's Voting Units as of December 14, 1998 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. Holders of Common Units and Special Units as of the Record Date are entitled to vote as a single class on the Common Units Proposal, holders of Common Units as of the Record Date are entitled to vote on the Listing Proposal, and holders of Common Units as of the Record Date other than Koch Pipeline are entitled to vote on the Asset Acquisition Proposal. In each case, Unitholders entitled to vote are entitled to one vote for each Unit held.


The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by EOTT. In addition to the use of the mails, proxies may be solicited by employees of the General Partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. EOTT will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of Voting Units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. EOTT has retained D.F. King & Co., Inc., to aid in the solicitation of proxies. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expenses. This Proxy Statement is being first sent or given to Unitholders on or about December 15, 1998.

The Partnership was organized in 1994 to succeed to the oil trading and transportation business of EOTT Energy Corp. The General Partner is a wholly-owned subsidiary of Enron Corp. As used herein, unless the context otherwise requires, "Enron" refers to Enron Corp. and its subsidiaries, and "EOTT" and the "Partnership" refer to EOTT Energy Partners, L.P. and its subsidiary operating limited partnerships. See "The Partnership."
                           -------------------------

             The date of this Proxy Statement is December 15, 1998

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EOTT. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EOTT SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING EOTT THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. EOTT UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF VOTING UNITS, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO EOTT ENERGY PARTNERS, L.P., 1400 SMITH STREET, HOUSTON, TEXAS 77002, ATTENTION: SHAREHOLDER RELATIONS,
(713) 853-9864. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY FEBRUARY 5, 1999.


                             AVAILABLE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Partnership may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain of such reports, proxy statements and other information filed by the Partnership are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

                               TABLE OF CONTENTS

                                   PAGE NO.
                                   --------
Available Information............      i
Table of Contents................     ii
Questions and Answers............      1
Forward Looking Statements.......      4
The Special Meeting..............      4
  General........................      4
  Unitholders Entitled to Vote...      4
  Record Date....................      4
  Proxies........................      5
  Voting Procedures for
     Beneficial
     Owners......................      5
  Solicitation...................      5
  Adjournment....................      5
The Partnership..................      6
Enron's Commitment to Increase
  and Extend Distribution
  Support........................      6
The Common Units Proposal........      7
  Limitations on the
     Partnership's Authority to
     Issue Units.................      7
  Reasons for the Common Units
     Proposal....................      8
  Future Issuances of Common
     Units.......................      9
The Listing Proposal.............     10
  NYSE Listing Requirements......     10
  Special Units to be Converted
     into Common Units...........     10
  Reasons for the Listing
     Proposal....................     11
The Asset Acquisition Proposal...     12
  Reasons for the Asset
     Acquisition Proposal........     12
Effects of Negative Votes on the
  Proposals......................     13


                                   PAGE NO.
                                   --------
  Effect of Negative Vote on the
     Common Units Proposal.......     13
  Effect of a Negative Vote on
     the Listing Proposal........     13
  Effect of a Negative Vote on
     the Asset Acquisition
     Proposal....................     13
  Expiration of Distribution
     Support Unless First Two
     Proposals are Approved......     13
Interests of Certain Persons in
  the Proposals..................     14
Recommendations and Opinions.....     14
  Recommendations of the Board of
     Directors of the General
     Partner.....................     14
  Recommendations of the Audit
     Committee of the Board of
     Directors of the General
     Partner.....................     14
  Fairness Opinion of Financial
     Advisor to the Audit
     Committee...................     14
  Fairness Opinion of Financial
     Advisor to the General
     Partner.....................     14
Security Ownership of Certain
  Beneficial Owners and
  Management.....................     17
Description of the Units.........     19
Independent Public Accountants...     22
Incorporation of Certain
  Documents by Reference.........     22
Annex A -- Opinion of GulfStar
  Group, Inc.....................    A-1
Annex B -- Opinion of PaineWebber
  Incorporated...................    B-1

                             QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this Proxy Statement. Unitholders are urged to read carefully this Proxy Statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT D.F. KING & CO., INC. AT 1-800-207-3159 (FOR U.S. RESIDENTS) OR COLLECT AT (212) 269-5550 (FOR NON-U.S. RESIDENTS).

Q:   WHO IS SOLICITING MY PROXY?
A: EOTT Energy Corp., the General Partner of the Partnership, is sending you this Proxy Statement in connection with its solicitation of proxies for use at the Partnership's Special Meeting of Unitholders. Certain directors, officers and employees of the General Partner and D.F. King & Co., Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:   WHEN AND WHERE WILL THE SPECIAL MEETING OCCUR?
A: February 12, 1999, at 10:00 a.m., local time, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, TX 77002.

Q:   WHAT MAY I VOTE ON?
A: (1) The Common Units Proposal, which is a proposal to authorize the Partnership to issue up to 10,000,000 additional Common Units to be used for any Partnership purpose;
     (2) The Listing Proposal, which is a proposal that will change the terms of the Special Units so that they are convertible into Common Units and will permit the listing on the NYSE of Common Units to be issued upon conversion of the outstanding Special Units; and
     (3) The Asset Acquisition Proposal, which is a proposal to approve the acquisition of assets from Koch on December 1, 1998, in order to permit the listing on the NYSE of Common Units that may be issued upon conversion of the Subordinated Units issued to Koch Pipeline in connection with the Asset Acquisition.

Q:   WHO CAN VOTE?
A: Those who owned Common Units or Special Units as of the close of business on December 14, 1998 (the "Record Date") are entitled to vote on the Common Units Proposal. Only those who owned Common Units as of the close of business on the Record Date are entitled to vote on the Listing Proposal. Only those who owned Common Units as of the close of business on the Record Date, other than Koch Pipeline, are entitled to vote on the Asset Acquisition Proposal.

Q:   HOW DO I VOTE?
A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the box showing how you wish to vote, your Units will be voted FOR all three proposals. You have the right to revoke your proxy at any time before the meeting by:

     (1) notifying the Secretary of the General Partner in writing;

     (2) voting in person; or

     (3) returning a later-dated proxy card.

Q: IF MY UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY UNITS FOR ME?
A: Your broker will vote your Units only if you provide instructions on how to vote. You should instruct your broker how to vote your Units upon receipt of your broker's request for voting instructions. Without your instructions, your Units will not be voted. Any Units not voted on the first proposal have the effect of a vote against the proposal.

Q:   WHAT IS REQUIRED FOR APPROVAL OF THE PROPOSALS?
A: (1) The Common Units Proposal must be approved by the holders of at least 66 2/3% of the outstanding Common Units and Special Units voting as a single class.

     (2) The Listing Proposal must be approved by the holders of a majority of the Common Units voted at the Special Meeting.

     (3) The Asset Acquisition Proposal must be approved by the holders of a majority of the Common Units voted at the Special Meeting, excluding those held by Koch Pipeline.

Q:   WHAT HAPPENS IF THE COMMON UNITS PROPOSAL IS APPROVED?
A: EOTT will be permitted to issue up to 10,000,000 additional Common Units for any Partnership purpose. EOTT intends to issue Common Units in a public offering, the proceeds of which will be used to repay acquisition indebtedness. The remaining Common Units authorized pursuant to the Common Units Proposal will be used for future acquisitions or other Partnership purposes.

Q:   WHAT HAPPENS IF THE COMMON UNITS PROPOSAL IS NOT APPROVED?
A: EOTT will only have the unrestricted right to issue 23,989 additional Common Units, and Enron's distribution support commitment will not be increased and extended as explained below.

Q: HAS THERE BEEN A RECENT DEVELOPMENT THAT IS THE REASON FOR THE COMMON UNITS PROPOSAL?
A: The Asset Acquisition on December 1, 1998, substantially increased EOTT's position in the industry. As partial consideration for the assets EOTT issued 2,000,000 Common Units (1,996,000 of which were original issue) to Koch Pipeline. At the same time, EOTT issued 1,150,000 Special Units to Enron pursuant to a Support Agreement dated September 21, 1998. See "Enron's Commitment to Increase and Extend Distribution Support." These issuances significantly reduced the number of Common Units (or other Units ranking on a parity with the Common Units) that EOTT has available for issuance without a Unitholder vote.

Q:   WHAT HAPPENS IF THE LISTING PROPOSAL IS APPROVED?
A: The terms of the 2,980,011 Special Units outstanding and held by Enron will be changed so that the Special Units will be converted into 2,980,011 Common Units, and those Common Units will be listed on the NYSE.

Q: WILL CONVERSION OF THE SPECIAL UNITS ADVERSELY IMPACT MY RIGHTS AS A COMMON UNITHOLDER TO RECEIVE DISTRIBUTIONS FROM THE PARTNERSHIP OR MY VOTING RIGHTS?

A: The rights of Common Unitholders to receive distributions and their voting rights under the Partnership Agreement will not be affected by conversion of the Special Units, except that the conversion will permit the Common Units issued upon conversion to be voted together with the existing Common Units on any future proposals submitted under the NYSE shareholder approval rules.

Q:   WHAT HAPPENS IF THE LISTING PROPOSAL IS NOT APPROVED?
A: Pursuant to the terms of the Special Units, each Special Unit will become convertible, at the option of the holder, into the right to receive cash from EOTT in an amount equal to the then fair market value of one Common Unit. In addition, Enron's distribution support commitment will not be increased and extended as explained below.

Q: WHAT HAPPENS TO ENRON'S DISTRIBUTION SUPPORT COMMITMENT IF THE FIRST TWO PROPOSALS ARE APPROVED?

A: Enron's distribution support commitment will be increased and extended. Enron's existing commitment to support distributions on Common Units expires at the end of the first quarter of 1999, and the unused portion of the existing commitment is approximately $7.1 million. If the first two proposals are approved, immediately following the Special Meeting Enron will contribute to the Partnership the $21.9 million in Additional Partnership Interests ("APIs") that are now outstanding and will exchange any additional APIs (i.e. any additional APIs purchased by Enron through the date of the Special Meeting) for Common Units at $19.00 per Unit. Enron will also extend its distribution support commitment through the fourth quarter of 2001. As a result of this extension and Enron's transfer to the Partnership of all APIs outstanding, Enron will have an obligation to purchase from EOTT up to $29 million in APIs at any one time outstanding in order to support distributions of Available Cash (as defined in the Partnership Agreement) to holders of Common Units through the fourth quarter of 2001.


Q: WHAT HAPPENS TO ENRON'S DISTRIBUTION SUPPORT COMMITMENT IF EITHER OR BOTH OF THE FIRST TWO PROPOSALS ARE NOT APPROVED?
A: Enron's commitment to provide distribution support will be limited to a total of $7.1 million of distribution support with respect to the fourth quarter of 1998 and the first quarter of 1999. Enron will have no obligation to provide distribution support thereafter.

Q:   WHAT HAPPENS IF THE ASSET ACQUISITION PROPOSAL IS APPROVED?

A: The Partnership will be able to list on the NYSE the 2,000,000 Common Units that may be issued upon conversion of the 2,000,000 Subordinated Units issued to Koch Pipeline in connection with the Asset Acquisition. Conversion of the Subordinated Units, however, will remain dependent on the expiration of the Subordinated Period (as defined in the Partnership Agreement) and the determinations made by the General Partner as described under "Description of the Units."


Q:   WHAT HAPPENS IF THE ASSET ACQUISITION PROPOSAL IS NOT APPROVED?
A: The Partnership will be unable to list the Common Units that underlie the 2,000,000 Subordinated Units issued to Koch Pipeline. In such case, the Partnership could face a claim for any damages that may be alleged by Koch Pipeline as a result of the Partnership's failure to list the underlying Common Units. Disapproval of the Asset Acquisition Proposal will have no impact on the Asset Acquisition itself.

Q:   WHY IS MY VOTE IMPORTANT EVEN IF I OWN ONLY A VERY LIMITED NUMBER OF UNITS?
A: EOTT Units are held mostly by owners who hold only limited numbers of Units, so very extensive participation by the Unitholders is necessary for approval of the proposals.

If you would like additional copies of this Proxy Statement or proxy cards or if you have any questions about the Special Meeting, you should contact: D.F. King & Co., Inc., at 1-800-207-3159 (U.S. residents only). Non-U.S. residents may contact D.F. King & Co., Inc. by calling collect (212) 269-5550.

                           FORWARD LOOKING STATEMENTS

This Proxy Statement includes forward looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Proxy Statement, including, without limitation, statements regarding EOTT's future financial position, business strategy, budgets, estimates of cash available for distribution to Unitholders, projected costs and plans and objectives of management for future operations, are forward looking statements. Although EOTT believes that its expectations reflected in such forward looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward looking statements herein include, but are not limited to, EOTT's success in integrating the assets acquired in the Asset Acquisition into EOTT's field and administrative operations, the ability of the Partnership to continue purchasing crude oil under the contracts acquired from Koch, prevailing market conditions (including purchase and sales prices for crude oil in the areas in which EOTT operates), EOTT's success in hedging its positions and other factors. All subsequent written or oral forward looking statements attributable to EOTT, or persons acting on its behalf, are expressly qualified in their entirety by the foregoing cautionary statements.

                              THE SPECIAL MEETING

GENERAL

The Special Meeting will be held for the purpose of considering the Common Units Proposal, the Listing Proposal and the Asset Acquisition Proposal. The Special Meeting is scheduled to be held on February 12, 1999 at 10:00 a.m., local time, at the Enron Building, 1400 Smith Street, Room 5C2, Houston, TX 77002.

UNITHOLDERS ENTITLED TO VOTE


Holders of record of Voting Units at the close of business on December 14, 1998, the Record Date, will be entitled to notice of and to vote on the Common Units Proposal at the Special Meeting. Holders of record of Common Units on the Record Date will be entitled to notice of and to vote on the Listing Proposal. Holders of record of Common Units on the Record Date, other than Koch Pipeline, are entitled to notice of and to vote on the Asset Acquisition Proposal. As of the Record Date, 11,996,000 Common Units (of which 2,000,000 Units were owned by Koch Pipeline) and 2,980,011 Special Units were issued and outstanding, each of which is entitled to one vote on each matter on which it is entitled to be voted.


RECORD DATE


The General Partner has fixed the close of business on December 14, 1998, as the Record Date for the determination of holders of Voting Units entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof. Only holders of record of Voting Units at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such Unitholders will be available for inspection in the Shareholder Relations department at the offices of Enron Corp., 1400 Smith Street, Houston, Texas, during normal business hours upon written demand by any EOTT Unitholder or the

Unitholder's agent or attorney beginning five business days after the date of this Proxy Statement and continuing through the Special Meeting. Any Unitholder or Unitholder's agent or attorney may, upon written notice and subject to
Section 17-305 of the Delaware Revised Uniform Limited Partnership Act, copy the list of Unitholders during regular business hours during the inspection period at the Unitholder's expense. If you have Units registered in the name of a brokerage firm or trustee and plan to attend the Special Meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those Units to facilitate your admittance to the meeting.


PROXIES

Any holder of outstanding Units entitled to vote on a matter may vote such Unitholder's Units either in person or by duly authorized proxy. The giving of a proxy by a Unitholder will not affect such Unitholder's right to vote such Units if the Unitholder attends the Special Meeting and desires to vote in person. Prior to the voting of a proxy, such proxy may be revoked by the Unitholder by delivering written notice of revocation to the General Partner: Attn: Secretary, by executing a subsequently dated proxy or by voting in person at the Special Meeting. All Units represented by effective proxies on the enclosed form of proxy received by EOTT will be voted at the Special Meeting in accordance with the terms of such proxies. If no instructions are given, the proxies will be voted FOR the approval of each of the proposals.

VOTING PROCEDURES FOR BENEFICIAL OWNERS


The enclosed proxy includes power to vote the number of Voting Units registered in a holder's name, according to the books of EOTT's transfer agent. EOTT will mail this Proxy Statement and a proxy to all persons who, according to the books of EOTT's transfer agent, beneficially own Voting Units.


SOLICITATION


The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by EOTT. In addition to the use of the mails, proxies may be solicited by employees of the General Partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. EOTT will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Voting Units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. EOTT has retained D.F. King & Co., Inc., to aid in the solicitation of proxies. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expenses.


ADJOURNMENT

The Special Meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

                                THE PARTNERSHIP

EOTT Energy Partners, L.P. is a Delaware limited partnership formed in March 1994 to acquire and operate substantially all of the business and assets of EOTT Energy Corp., which is the General Partner of EOTT and a wholly owned subsidiary of Enron. Through its affiliated operating limited partnerships, EOTT Energy Operating Limited Partnership, EOTT Energy Canada Limited Partnership and EOTT Energy Pipeline Limited Partnership, EOTT is engaged in the purchasing, gathering, transporting, trading, storage and resale of crude oil and related activities. EOTT's principal executive offices are located at 1330 Post Oak Boulevard, Suite 2700, Houston, Texas 77056, and its telephone number at such offices is (713)993-5200.

The General Partner, EOTT Energy Corp., is a Delaware corporation that is a wholly-owned subsidiary of Enron. The General Partner serves as the sole general partner of EOTT and its affiliated operating limited partnerships. In addition to its aggregate approximate 2% general partner interest in EOTT, the General Partner owns an approximate 29% limited partner interest in EOTT in the form of Subordinated Units. Enron, through its ownership of Common Units and Special Units, holds directly an approximate 14% interest in EOTT.

         ENRON'S COMMITMENT TO INCREASE AND EXTEND DISTRIBUTION SUPPORT

In connection with the Partnership's initial public offering of Common Units in March 1994, Enron and the Partnership entered into an Ancillary Agreement pursuant to which, among other things, Enron agreed that it would contribute up to $19 million to the Partnership in exchange for APIs if necessary to support the Partnership's ability to pay the Minimum Quarterly Distribution on Common Units ($0.475 per quarter, or $1.90 annualized) with respect to quarters ending on or prior to March 31, 1997. In 1995, in connection with the decision of the Partnership to exit its West Coast processing and asphalt marketing business, Enron committed to increase its distribution support obligation to $29 million and to extend the support period for one year through March 31, 1998. In 1997, Enron committed to extend the cash distribution support for an additional year until March 31, 1999.

Under the Ancillary Agreement, Enron's obligation is limited to the purchase of $29 million in APIs at any time outstanding. There are approximately $21.9 million in APIs outstanding, so that the unused portion of Enron's commitment is approximately $7.1 million. The unused portion of Enron's commitment will be reduced if and to the extent Enron purchases additional APIs and increased if and to the extent that the Partnership reacquires APIs. Enron's existing commitment expires with the first quarter of 1999. UNLESS THE FIRST TWO PROPOSALS ARE APPROVED AT THE SPECIAL MEETING, ENRON WILL HAVE NO OBLIGATION TO PROVIDE CASH TO SUPPORT DISTRIBUTIONS ON COMMON UNITS WITH RESPECT TO ANY QUARTER BEGINNING ON OR AFTER APRIL 1, 1999.


Pursuant to a Support Agreement dated September 21, 1998 (the "Support Agreement"), Enron has agreed that, on the earlier to occur of the date both the Common Units Proposal and the Listing Proposal are approved or May 17, 1999, Enron will contribute to the Partnership the $21.9 million in APIs that are now outstanding and will exchange any additional APIs (i.e. any additional APIs purchased through the date of the Special Meeting) for Common Units at $19.00 per Unit. Enron further agreed that if both the Common Units Proposal and the Listing Proposal are approved, Enron's commitment to provide cash to support distributions on Common Units will be extended through the fourth quarter of 2001. As a result of Enron's contribution of APIs and the extension of Enron's commitment, Enron will be obligated to provide cash distribution support up to a maximum of $29 million outstanding for all quarters ending on or prior to December 31, 2001, in each case in an amount necessary to permit the Partnership to pay the Minimum Quarterly Distribution on Common Units to the extent the Partnership's Available Cash is insufficient to make such payments. Pursuant to the Support Agreement, the Partnership also issued 1,150,000 Special Units, which will be converted into Common Units if the Listing Proposal is approved. For more information regarding the Support Agreement, see "The Common Units Proposal -- Reasons for the Common Units Proposal."


                           THE COMMON UNITS PROPOSAL

The Common Units Proposal, if approved by the requisite two-thirds vote of holders of Voting Units, will permit the Partnership to issue an additional 10,000,000 Common Units (or an equivalent amount of other partnership interests ranking on a parity with the Common Units), without a subsequent vote of Unitholders. The Common Units Proposal, if approved, will give the Partnership additional financial flexibility by permitting it to issue Common Units to raise cash to reduce indebtedness, for acquisitions and for other Partnership purposes. The increase and extension of Enron's commitment to provide cash to support distributions on Common Units will not occur unless both the Common Units Proposal and the Listing Proposal are approved at the Special Meeting. See "Effects of Negative Votes on the Proposals."

LIMITATIONS ON THE PARTNERSHIP'S AUTHORITY TO ISSUE UNITS


The Amended and Restated Agreement of Limited Partnership of the Partnership dated March 25, 1994, as amended (the "Partnership Agreement"), grants to the General Partner the authority to cause the Partnership to issue partnership interests for any Partnership purpose, subject to certain limitations. Section
4.2 of the Partnership Agreement prohibits (with certain exceptions) the issuance during the Subordination Period (as defined in the Partnership Agreement), of an aggregate of more than 5,000,000 additional Common Units or an equivalent amount of other Units having rights to distributions or in liquidation ranking on a parity with the Common Units, without the prior approval the holders of two-thirds of the Outstanding Common Units (as defined in the Partnership Agreement).



In January 1996, the Partnership issued and sold to Enron 1,830,011 Common Units for $29.8 million in cash in a private placement. The funds were used to repay short-term indebtedness incurred in connection with an acquisition. In July 1996, EOTT created a new class of limited partner interests designated as Special Units and exchanged the Special Units on a one-for-one basis for the 1,830,011 Common Units issued in January 1996. The Special Units rank pari passu with the Common Units for purposes of distributions, rights upon liquidation, voting rights and other matters under the Partnership Agreement. The exchange permitted EOTT to avoid at that time the cost of NYSE listing of the Common Units issued to Enron in connection with the financing of the acquisition, including the cost associated with seeking Unitholder approval for the listing under the NYSE Shareholder approval rules.


The Special Units are considered Common Units for earnings per Unit purposes and for Partnership Agreement purposes, and the exchange had no adverse impact on EOTT or on income or distributions per Common Unit. The Special Units are entitled to be voted together with the Common Units on all matters submitted to a vote of holders of Common Units under the Partnership Agreement. The Special Units may not, however, be voted on matters submitted to the vote of holders of Common Units pursuant to the NYSE shareholder approval rules, such as the Listing Proposal, the Asset Acquisition Proposal and similar future proposals.



Pursuant to a Purchase and Sale Agreement (the "Purchase Agreement") dated September 21, 1998, among EOTT, EOTT Energy Operating Limited Partnership, Koch Pipeline and Koch Oil Company, a division of Koch Industries, Inc., the Partnership acquired certain assets, including crude oil gathering and transportation assets, of Koch in exchange for 2,000,000 Common Units (1,996,000 of which were original issue), 2,000,000 Subordinated Units and $184 million in cash. Simultaneously with the execution of the Purchase Agreement, Enron and the Partnership entered into the Support Agreement described under "Enron's Commitment to Increase and Extend Distribution Support." Pursuant to the Support Agreement, the Partnership agreed to submit the Common Units Proposal and the Listing Proposal to a vote of the Unitholders. See "Reasons for the Common Units Proposal," below.



The issuance of the 1,830,011 Common Units and the exchange of Special Units for Common Units in 1996, the issuance of 1,996,000 Common Units to Koch under the terms of the Purchase Agreement and the issuance of 1,150,000 Special Units under the terms of the Support Agreement resulted in the issuance of a total of 4,976,011 Units pursuant to the authority granted pursuant to Section 4.2 of the Partnership Agreement. This reduced to 23,989 the number of Common Units (or an equivalent amount of other Units having rights to distributions or in liquidation ranking on a parity with the Common Units) that, pursuant to Section
4.2 of the Partnership Agreement, the General Partner has the unrestricted authority to cause EOTT to issue during the Subordination Period, without the prior approval of the holders of at least two-thirds of the outstanding Common Units and Special Units, voting as a class.


REASONS FOR THE COMMON UNITS PROPOSAL


Pursuant to the Support Agreement (a) Enron agreed to make loans to the Partnership to fund the cash portion of the consideration to be paid to Koch at the closing under the Purchase Agreement and to repay indebtedness incurred in a prior acquisition of assets from Koch, (b) Enron agreed to increase and extend the Partnership's credit facility with Enron, (c) the Partnership agreed to issue 1,150,000 Special Units to Enron, (d) Enron agreed to contribute $21.9 million in APIs to the Partnership on the earlier of the date the first two proposals are approved at the Special Meeting or May 17, 1999, (e) Enron agreed that if the first two proposals are approved at the Special Meeting it will extend its cash distribution support through the fourth quarter of 2001, and (f) the Partnership agreed that, if any additional APIs are issued through the date of the Special Meeting, it will issue additional Common Units at $19.00 per Unit in exchange for such additional APIs if the first two proposals are approved. Pursuant to the Support Agreement, EOTT borrowed $184 million from Enron, and entered into a $1 billion credit facility with Enron that replaced its existing $600 million credit facility. As a result of the purchase of assets from Koch, the Partnership has significant additional indebtedness outstanding. Although the purchase of assets from Koch and the Support Agreement also resulted in additional equity outstanding, in the form of 1,996,000 additional Common Units, 2,000,000 additional Subordinated Units and 1,150,000 additional Special Units, for the reasons discussed below the Partnership intends to issue additional equity for cash in order to reduce its outstanding indebtedness.

Enron agreed to the terms of the Support Agreement only if EOTT would undertake to raise additional capital in the form of equity and to use the proceeds from the sale of equity to repay a portion of the acquisition indebtedness. Enron was also willing to agree to the Support Agreement only if the Partnership would have the flexibility to issue additional Common Units in connection with future acquisitions or to repay indebtedness, without the need for the expensive and time consuming process of seeking a two-thirds vote of the holders of Voting Units. Thus, Enron agreed to enter into the Support Agreement only if the Partnership would agree to submit the Common Units Proposal and the Listing Proposal to a Unitholder vote.

FUTURE ISSUANCES OF COMMON UNITS

If the Common Units Proposal is approved by the requisite vote of the holders of Voting Units, EOTT will be entitled to issue up to 10,000,000 additional Common Units or an equivalent amount of other Units having rights to distributions or in liquidation ranking on a parity with the Common Units, without the prior approval of the holders of two-thirds of the Voting Units. This is in addition to the remaining 23,989 Common Units (or their equivalent) that the Partnership is now entitled to issue as provided in Section 4.2 of the Partnership Agreement.

The General Partner intends to cause the Partnership to effect a public offering of Common Units, the proceeds of which will be used to repay acquisition indebtedness. The timing of any such offering will depend in part on the conditions of the equity markets in the coming months, but the General Partner anticipates that such offering will occur sometime in 1999. The General Partner intends that the remaining Common Units (or their equivalent) authorized pursuant to the Common Units Proposal will be used as acquisition currency in connection with future acquisitions, to raise additional equity to repay acquisition indebtedness or for other Partnership purposes.

Under Section 4.2 of the Partnership Agreement, the Partnership is entitled to issue an unlimited number of additional Common Units or their equivalent during the Subordination Period without a Unitholder vote if they are issued in connection with an acquisition involving properties and assets that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such acquisition is to be consummated, resulted in an increase in (A) the amount of Available Cash generated by the Partnership on a per-Unit basis with respect to each of the four most recently completed quarters (determined on a pro forma basis assuming that all of the Common Units to be issued in connection with such acquisition had been issued and outstanding as of the commencement of such four-quarter period) over (B) the actual amount of Available Cash generated by the Partnership on a per-Unit basis with respect to each of such four quarters. The General Partner believes that this provision is inadequate to give the Partnership the flexibility it needs to make acquisitions because the test can be applied only in the case of acquisitions where the seller has financial information prepared on a basis that will permit pro forma comparisons. The acquisition of assets from Koch, for example, could not be tested under the above test because the Partnership acquired assets that represented only a portion of Koch's business. Thus, there were no financial statements available that would demonstrate that the pro forma tests were met. The General Partner believes that it may be in the best interest of the Partnership to pursue other asset acquisitions that cannot be tested under the above test because they will involve acquisitions of selected assets rather than acquisitions of entire businesses. If the Common Units Proposal is approved, the Partnership will have the flexibility to pursue such acquisitions without seeking a vote of Unitholders.

                              THE LISTING PROPOSAL

The Listing Proposal, if approved by the requisite vote of holders of Common Units, will change the terms of the Special Units so that they are convertible into Common Units and will permit the listing on the NYSE of Common Units to be issued by the Partnership on conversion of the outstanding Special Units. The increase and extension of Enron's commitment to provide cash to support distributions on Common Units will not occur unless the Common Units Proposal and the Listing Proposal are approved at the Special Meeting. See "Effects of Negative Votes on the Proposals."

NYSE LISTING REQUIREMENTS

The Common Units are listed and traded on the NYSE. The Partnership's listing agreement with the NYSE requires that the Partnership list with the NYSE all Common Units that it issues. The listing agreement requires the Partnership to file subsequent listing applications in order to list the additional Common Units. The NYSE shareholder approval rules provide that, under certain circumstances, a listed company may not list additional securities unless it obtains the approval of the holders of the class of listed securities. Those circumstances include issuances of securities to affiliated companies in excess of certain amounts. Under the NYSE rules, if shareholder approval is required as a condition to listing, the issuer must obtain the approval of the holders of a majority of the listed securities that are voted at a shareholders' meeting.

SPECIAL UNITS TO BE CONVERTED INTO COMMON UNITS


In January 1996, the Partnership issued and sold to Enron 1,830,011 Special Units for $29.8 million in cash in a private placement. The funds were used to repay short-term indebtedness incurred in connection with an acquisition. Enron purchased the Common Units based on the assumption that the Partnership would cause such Units to be listed on the NYSE. Under an interpretation of the then-existing NYSE shareholder approval rules by the staff of the NYSE, a company that issues listed securities to an affiliate must obtain the approval of the holders of the class of listed securities, even if those securities are issued for cash. Thus, under the NYSE staff's interpretation, EOTT would be unable to list the Common Units issued to Enron unless it submitted the matter to a vote of Unitholders.


In order to permit EOTT to avoid at that time the cost of calling a meeting of holders of Common Units to ratify the issuance, Enron agreed to accept Special Units in exchange for the Common Units. Thus, in July 1996, EOTT created a new class of limited partner interests designated as Special Units and exchanged the Special Units on a one-for-one basis for the 1,830,011 Common Units issued in January 1996. Pursuant to the Support Agreement, the Partnership issued to Enron an additional 1,150,000 Special Units at the closing of the acquisition of assets from Koch. As a result, there are now outstanding 2,980,011 Special Units, all of which are owned by Enron. The Special Units rank pari passu with the Common Units in all distributions and upon liquidation and are entitled to be voted as a class with the Common Units, except for matters submitted under the NYSE shareholder approval rules.

The Special Units are considered Common Units for earnings per Unit purposes and for Partnership Agreement purposes.

REASONS FOR THE LISTING PROPOSAL

In consideration of Enron's agreement to accept Special Units, the Partnership agreed that Enron could, at any time, require the Partnership to submit to a vote or consent of holders of Common Units the approval of a change in the terms of the Special Units to provide that each Special Unit is convertible into one Common Unit at the option of the holder of such Special Unit, such conversion option to be exercisable by any holder of Special Units in whole or in part at any time and from time to time. EOTT agreed that the vote or consent required for such change will be the requisite vote required, under NYSE rules or NYSE staff interpretations of such rules, for listing of the Common Units that would be issued upon any such conversion. Upon receipt of the required vote or consent, the terms of the Special Units will be changed so that they become convertible as described above, and the Common Units issuable upon conversion of the Special Units will be eligible for listing on the NYSE.

As part of its agreements with Enron regarding the issuance of Special Units, the Partnership agreed that if Enron requires the Partnership to submit to a vote or consent of its Unitholders the approval of a change in the terms of the Special Units to provide that each Special Unit is convertible into one Common Unit as described above and if the requisite vote is not received, then Enron will have the right to convert the Special Units into the right to receive cash in an amount per Special Unit equal to the fair market value of one Common Unit, based on the average closing price of the Common Units on the NYSE for the 20 trading day period ending two days prior to the date of the conversion notice. Enron would have the right to convert its Special Units in whole or in part at any time and from time to time.

Approval of the Listing Proposal by the vote of the holders of a majority of the Common Units voted at the Special Meeting will satisfy the requirements for listing of the Common Units to be issued on conversion of the Special Units. Therefore, if the Listing Proposal is approved at the Special Meeting, the 2,980,011 Special Units will become convertible into 2,980,011 Common Units, and those Common Units will be listed on the NYSE. Enron has informed the Partnership that, upon receipt of the requisite approval of the Listing Proposal, it will immediately convert its Special Units into Common Units.

Conversion of Special Units into Common Units will have no impact on the right of holders of Common Units to receive distributions or amounts payable in liquidation, because the holders of Special Units already have rights to participate in distributions equal to those of Common Unitholders. The impact of conversion on voting rights is expected to be minimal, because the Special Units are entitled to be voted together with the Common Units on all matters under the Partnership Agreement. The Common Units issued on conversion of the Special Units will, however, be entitled to vote on future proposals submitted pursuant to NYSE shareholder approval rules.

                         THE ASSET ACQUISITION PROPOSAL

On December 1, 1998, the Partnership completed its acquisition of certain assets, including crude oil gathering and transportation assets, from Koch. The consideration for the purchase consisted of 2,000,000 Common Units, 2,000,000 Subordinated Units and $184 million in cash. The acquisition involved approximately 3,900 miles of crude oil pipelines and lease purchase contracts for approximately 220,000 barrels of oil per day from production in 11 central and western states, including Texas, Oklahoma, Kansas and California. The assets represented a significant addition to the assets acquired from Koch in West Texas in July of 1998. The transaction almost tripled the Partnership's pipeline mileage and almost doubled its lease barrel volumes. At the closing of the transaction, the Partnership borrowed $184 million in order to pay the cash portion of the purchase price. The Partnership also increased its existing $600 million credit facility to $1 billion.

The Asset Acquisition Proposal, if approved by the requisite vote of holders of Common Units, will permit the listing on the NYSE of the 2,000,000 Common Units that may be issued upon conversion of the 2,000,000 Subordinated Units issued to Koch Pipeline at the closing of the acquisition of assets from Koch. Disapproval of the Asset Acquisition Proposal will have no impact on the Asset Acquisition itself.

REASONS FOR THE ASSET ACQUISITION PROPOSAL

The NYSE shareholder approval rules also apply to the listing of securities issuable upon conversion of convertible securities if they exceed certain amounts. In connection with the closing of the Asset Acquisition, the Partnership agreed with the NYSE staff that the 2,000,000 Subordinated Units to be issued to Koch Pipeline would not become convertible into Common Units unless and until the Partnership satisfies all of the conditions to the NYSE listing of the 2,000,000 Common Units issuable on conversion of such Subordinated Units.

Approval of the Asset Acquisition Proposal by the holders of a majority of the Common Units voted at the Special Meeting, excluding those held by Koch Pipeline, will satisfy the requirements for listing of the Common Units that may be issued upon conversion of the Subordinated Units issued to Koch Pipeline. Therefore, if the Asset Acquisition Proposal is approved at the Special Meeting, the 2,000,000 Common Units that may be issued upon conversion of the Subordinated Units issued to Koch Pipeline will be listed. Conversion of the Subordinated Units, however, will remain dependent on the expiration of the Subordination Period and the determinations to be made by the General Partner as described under "Description of the Units."

The listing of the Common Units underlying the Subordinated Units will have no impact on the right of holders of Common Units to receive distributions or amounts payable in liquidation (although capital account allocations that may be made by the General Partner in connection with conversion of Subordinated Units will have an impact on amounts payable in liquidation). The rights of the holders of Subordinated Units to receive distributions and to vote will change (so that they are on parity with the Common Units) when and if the Subordination Period ends, even if the Subordinated Units are not converted. If the Subordinated Units are not converted, however, the holder thereof may not vote on matters submitted under the NYSE shareholder approval rules.

                   EFFECT OF NEGATIVE VOTES ON THE PROPOSALS

EFFECT OF NEGATIVE VOTE ON THE COMMON UNITS PROPOSAL

If the Common Units Proposal is not approved by the requisite vote at the Special Meeting, the Partnership will be unable to issue more than 23,989 additional Common Units (or partnership interests ranking on a parity with the Common Units) during the Subordination Period without a further vote of Unitholders, with limited exceptions. In particular, the Partnership will be unable to use Common Units to raise funds to reduce indebtedness, with limited exceptions. This will result in higher interest expense and limit the Partnership's flexibility in raising capital or in making acquisitions.

EFFECT OF A NEGATIVE VOTE ON THE LISTING PROPOSAL

If the Listing Proposal is not approved by the requisite vote at the Special Meeting, the terms of the Special Units will be changed so that each Special Unit will be convertible at the option of the holder into the right to receive cash from the Partnership in an amount equal to the then fair market value of one Common Unit. If the Listing Proposal is not approved and the Special Units are converted into the right to receive cash, the Partnership will have less Available Cash for distribution to Unitholders, and in the case of such conversion it is likely that the Partnership will be required to borrow or dispose of assets to raise cash to pay amounts due upon such conversion. The Partnership's capital will also be negatively affected. Enron has informed the Partnership that in such case any decision by Enron to convert Special Units into the right to receive cash will depend on the then prevailing market price of the Common Units and other factors and that Enron has not made any decision regarding when or whether it would convert its Special Units into the right to receive cash if the Listing Proposal is not approved.

EFFECT OF A NEGATIVE VOTE ON THE ASSET ACQUISITION PROPOSAL

If the Asset Acquisition Proposal is not approved by the requisite vote at the Special Meeting, the Partnership will be unable to list the Common Units that underlie the Subordinated Units issued to Koch Pipeline. In such case, the Partnership could face a claim for damages that may be alleged by Koch Pipeline as a result of the Partnership's failure to list the underlying Common Units. Disapproval of the Asset Acquisition Proposal will have no impact on the Asset Acquisition itself.

EXPIRATION OF DISTRIBUTION SUPPORT UNLESS THE FIRST TWO PROPOSALS ARE APPROVED

Unless both of the first two proposals submitted to the vote of Unitholders at the Special Meeting are approved by the requisite vote, Enron will not be required to extend its distribution support commitment through the fourth quarter of 2001, and Enron will not be obligated to contribute the $21.9 million of APIs now outstanding until May 17, 1999, after the distribution support commitment expires. As a result, Enron's distribution support commitment will be limited to $7.1 million to support distributions for the fourth quarter of 1998 and the first quarter of 1999.

                 INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

Enron, the parent company of the General Partner, has interests in the proposals to be voted upon at the Special Meeting that are apart from its interest as a Unitholder of EOTT and that differ from the interests of other Unitholders. As a lender to EOTT, Enron has an interest in the Common Units Proposal because its approval will permit the Partnership to raise additional equity to reduce outstanding indebtedness. As the holder of the Special Units, Enron has an interest in the Listing Proposal which, if approved, will permit it to convert its Special Units into Common Units. As a party to the Ancillary Agreement and the Support Agreement, Enron has an interest in the first two proposals in that approval of such proposals will increase and extend Enron's distribution support commitment.

                          RECOMMENDATIONS AND OPINIONS

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

The Board of Directors of the General Partner has determined that all three proposals are in the best interest of the Partnership and its Unitholders and, by unanimous vote of all of the directors, has recommended that the Unitholders vote in favor of all three proposals.

RECOMMENDATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

The Audit Committee of the Board of Directors of the General Partner (the "Audit Committee") has determined that the Support Agreement is fair and reasonable to the Partnership. In connection with its review of the terms of the Support Agreement, the Audit Committee employed its own counsel and financial advisor to assist it in its evaluation of such terms.

FAIRNESS OPINION OF FINANCIAL ADVISOR TO THE AUDIT COMMITTEE


Prior to making its determinations with respect to the Support Agreement, the Audit Committee received the opinion of GulfStar Group, Inc., to the effect that, as of the date of the opinion, the transactions contemplated by the Support Agreement are fair to EOTT and its public Unitholders from a financial point of view. The full text of the opinion, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex A to this Proxy Statement and is incorporated herein by reference. GulfStar Group, Inc.'s opinion does not constitute a recommendation to any holder of Voting Units as to how such holder should vote at the Special Meeting. Holders of Voting Units are urged to read the opinion carefully and in its entirety.


FAIRNESS OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

The Board of Directors of the General Partner retained PaineWebber Incorporated ("PaineWebber") as its exclusive financial advisor in connection with the Asset Acquisition. In connection with such engagement, the Board of Directors of the General Partner requested PaineWebber to render an opinion as to whether or not the proposed consideration to be paid to Koch by the Partnership pursuant to the Purchase Agreement is fair, from a financial point of view, to the holders of Common Units.


The full text of the opinion of PaineWebber, dated October 12, 1998, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Annex B to this Proxy Statement and is incorporated herein by reference (the "PaineWebber Opinion"). The holders of the Common Units are urged to read such opinion carefully and in its entirety. References to the PaineWebber Opinion set forth in this Proxy Statement are qualified in their entirety by reference to the full text of such opinion.



PaineWebber delivered its opinion on October 12, 1998, to the effect that, as of the date of the PaineWebber Opinion, and based on its review and assumptions and subject to the limitations summarized below, the proposed consideration to be paid to Koch by the Partnership pursuant to the Purchase Agreement is fair, from a financial point of view, to the holders of Common Units. The PaineWebber Opinion was prepared at the request and solely for the information of the Board of Directors of the General Partner and does not constitute a recommendation to any holder of Voting Units as to how such holder should vote at the Special Meeting. The PaineWebber Opinion does not address the relative merits of the Asset Acquisition and other asset acquisitions or business strategies discussed by the Board of Directors of the General Partner as alternatives to the Asset Acquisition or the decision of the Board of Directors of the General Partner to proceed with the Asset Acquisition. The proposed consideration under the Purchase Agreement was determined through arm's-length negotiations between the Partnership and Koch. The Board of Directors of the General Partner did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion. It should be understood that, although subsequent developments may affect the conclusions reached in the PaineWebber Opinion, PaineWebber does not have any obligation to update, revise or reaffirm its opinion.



In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, the Partnership's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1997 and the Partnership's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1998; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Gathering Assets (as defined in the PaineWebber Opinion) and the Partnership, furnished to PaineWebber by the Partnership; (iii) conducted discussions with members of senior management of Koch and the Partnership concerning their respective businesses and prospects; (iv) compared the projected pro forma results of operations of the Gathering Assets, as prepared by the Partnership, and the Partnership with that of certain companies which PaineWebber deemed to be relevant; (v) compared the proposed financial terms of the Asset Acquisition contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant; (vi) considered the projected pro forma effect of the Asset Acquisition on the Partnership's EBITDA, distributable cash flow, distributable cash flow per Unit and distribution coverage ratios; (vii) reviewed the historical market prices and trading activity for the securities of the Partnership; (viii) reviewed the Purchase Agreement; (ix) reviewed the Support Agreement dated September 21, 1998, between Enron Corp. and the Partnership and assumed the implementation of the Support Agreement in connection with the consummation of the Asset Acquisition; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary including its assessment of regulatory, economic, market and monetary conditions.


In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to

PaineWebber by or on behalf of Koch and the Partnership, and PaineWebber did not and has not assumed any responsibility to independently verify such information. PaineWebber noted that Koch did not provide PaineWebber with any financial statements with respect to the Gathering Assets. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of the Partnership as to the future performance of the Partnership and the Gathering Assets. PaineWebber also relied upon assurances of the management of the Partnership that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber also assumed, with the consent of the Board of Directors of the General Partner, that any material liabilities (contingent or otherwise, known or unknown) were as set forth in the consolidated financial statements of the Partnership and that there were no material liabilities (contingent or otherwise, known or unknown) to be assumed in the Asset Acquisition. PaineWebber was not engaged to make nor did PaineWebber Incorporated make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber did not render an opinion as to the fairness of the Support Agreement. No opinion was expressed therein as to the price at which the securities of the Partnership may trade at any time. The PaineWebber Opinion was based upon regulatory, economic, monetary, and market conditions existing on the date thereof.


The General Partner, after interviewing PaineWebber and one other investment banking firm, selected PaineWebber to be its financial advisor in connection with the Asset Acquisition because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

Pursuant to an engagement letter between the Partnership and PaineWebber dated September 25, 1998, PaineWebber has earned a fee of $700,000 for the rendering of the PaineWebber Opinion. PaineWebber's compensation for services in rendering the opinion was not contingent upon the result of the opinion. In addition, PaineWebber will be reimbursed for certain of its related expenses. The Partnership also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

In the past, PaineWebber and its affiliates have provided investment banking services to the Partnership and affiliates of its General Partner, and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to the Partnership, and presently has the right of first refusal to act as lead managing underwriter in connection with an underwritten public offering of Common Units for the Partnership in the future.


In the ordinary course of business, PaineWebber and its affiliates may trade the securities of the Partnership for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The General Partner knows of no one who beneficially owns in excess of five percent of the Common Units of the Partnership except as set forth in the table below.


                                                     AMOUNT AND NATURE OF
NAME AND ADDRESS                                  BENEFICIAL OWNERSHIP AS OF   PERCENT    PERCENT
OF BENEFICIAL OWNER            TITLE OF CLASS          DECEMBER 1, 1998        OF CLASS   OF UNITS
-------------------            --------------     --------------------------   --------   --------
Enron Corp.                  Common Units.......            296,800               2.47      1.24
1400 Smith Street            Special Units......          2,980,011             100.00     12.43
                             Subordinated
Houston, Texas 77002           Units............          7,000,000(1)           77.78     29.19
                             General Partner
                               Interest.........                  1(1)(2)       100.00       N/A
Koch Industries, Inc.        Common Units.......          2,000,000(3)           16.67      8.34
                             Subordinated
4111 East 37th Street North    Units............          2,000,000(3)           22.22      8.34
Wichita, Kansas 67220


-------------------------

(1) Held by the General Partner, a subsidiary of Enron Corp.


(2) The reporting of the General Partner Interest shall not be deemed to be a concession that such interest represents a security.



(3) Held by Koch Pipeline Company, L.P., which is wholly-owned by Koch Industries, Inc.

The following table sets forth certain information as of December 1, 1998, regarding the beneficial ownership of (i) the Common Units and (ii) the common stock of Enron Corp., the parent company of the General Partner, by all directors of the General Partner, each of the named executive officers and all directors and executive officers as a group.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                            ------------------------------------------------------
                                            SOLE VOTING
                                                AND       SHARED VOTING     SOLE VOTING
                                            INVESTMENT     AND INVEST-     LIMITED OR NO     % OF
   TITLE OF CLASS      NAME                    POWER       MENT POWER     INVESTMENT POWER   CLASS
   --------------      ----                 -----------   -------------   ----------------   -----
EOTT Energy Partners,
L.P.                   Michael D. Burke...          --            --               --           *
Common Units           Mary E. Coombe.....      48,000            --               --           *
                       Stephen W. Duffy...      48,000            --               --           *
                       John H. Duncan.....       8,500            --               --           *
                       Edward O.
                       Gaylord............      24,000            --               --           *
                       Stanley C.
                       Horton.............          --            --               --           *
                       Douglas P. Huth....      48,000            --               --           *
                       Kenneth L. Lay.....          --         5,000               --           *
                       Dee S. Osborne.....          --            --               --           *
                       Daniel P. Whitty...          --            --               --           *
All directors and executive officers as a
group (12 in number)......................     270,110         5,000               --        2.59%
Enron Corp.            Michael D. Burke...      12,500            --               10           *
Common Stock           Mary E. Coombe.....      26,858            --           13,340           *
                       Stephen W. Duffy...       8,000            --              866           *
                       John H. Duncan.....     105,759            --               --           *
                       Edward O.
                       Gaylord............          --            --               20           *
                       Stanley C.
                       Horton.............     304,036         3,070           14,755           *
                       Douglas P. Huth....      11,288            --            2,529        1.13%
                       Kenneth L. Lay.....   2,747,009       979,298           49,403           *
                       Gary Luce..........       9,750            --            1,773           *
                       Dee S. Osborne.....          --            --               --           *
                       Daniel P. Whitty...          --            --               --           *
All directors and executive officers as a
group (12 in number)......................   3,225,200       982,368           82,696        1.29%

-------------------------

* Less than 1 percent

                            DESCRIPTION OF THE UNITS

The following is a general description of the Common Units, the Subordinated Units and the Special Units. Capitalized terms used below are used as defined in the Partnership Agreement.

Generally, the Common Units, the Subordinated Units and the Special Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and to exercise the rights or privileges available to limited partners under the Partnership Agreement. The Common Units are listed and traded on the NYSE and constitute a class of securities registered under Section 12 of the Securities Exchange Act of 1934. The Subordinated Units and the Special Units are not listed or traded and are not so registered. Until such time as Subordinated Units are converted into Common Units, all options granted under the EOTT Energy Corp. 1994 Unit Option Plan will be exercisable for Subordinated Units. Thereafter, all such options will be exercisable for Common Units.


Under the Partnership Agreement, the rights and obligations with respect to the Special Units are identical to the rights and obligations specified with respect to Common Units. Thus, the holders of Special Units have rights to participate in distributions equal to those of Common Unitholders and are entitled to be voted together with the Common Units on all matters under the Partnership Agreement. They may not, however, be voted in the Listing Proposal or similar future proposals submitted pursuant to NYSE rules.


The Subordinated Units are a separate class of interests in the Partnership, and their rights to participate in distributions to limited partners differ from the rights of the holders of Common Units and Special Units. For any given quarter, Available Cash will be distributed to the General Partner and to the holders of Common Units and Special Units, and it may also be distributed to the holders of Subordinated Units or holders of APIs, if any, depending upon the amount of Available Cash for the quarter, amounts distributed in prior quarters, whether or not the Subordination Period has ended and other factors discussed below. The discussion below indicates the percentages of cash distributions required to be made to the General Partner, the Common Unitholders and the Special Unitholders and the circumstances under which holders of Subordinated Units and APIs, if any, are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash are references to Available Cash that constitutes Cash from Operations.

The Partnership will make distributions to its partners with respect to each calendar quarter prior to liquidation in an amount equal to 100% of its Available Cash for such quarter. With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of the Common Units and holders of Special Units will have the right to receive the Minimum Quarterly Distribution ($0.475 per Unit), plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. Neither Common Units nor Special Units will accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

The Subordination Period extends until the first day of any quarter following a period of four consecutive quarters with respect to which both of the following tests are met: (a) the Minimum Quarterly Distribution has been distributed on all Common Units, Special Units and Subordinated Units outstanding as of the record date with respect to each quarter during

                           EOTT ENERGY PARTNERS, L.P.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
           EOTT ENERGY CORP., THE GENERAL PARTNER OF THE PARTNERSHIP

    The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of EOTT Energy Partners, L.P., (the "Partnership") to be held at 10:00 a.m. local time, on February 12, 1999 at Enron Building, 1400 Smith Street, Room 5C2, Houston, TX 77002, (the "Special Meeting"), (b) acknowledges receipt of the Proxy Statement of the General Partner in connection therewith, dated December 14, 1998, (c) appoints Michael D. Burke and Stephen W. Duffy, or either of them, each with full power to appoint his substitute, as Proxies of the undersigned, and (d) authorizes the Proxies to represent and vote, as designated on the reverse side hereof, all the Common Units of the Partnership which the undersigned would be entitled to vote if personally present at the Special Meeting, or any adjournment thereof.

    The undersigned hereby revokes any proxy to vote Common Units held by the undersigned previously given to the extent such proxy permits the holder thereof to vote on the matter covered by this Proxy. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER AND THAT, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS.

    This proxy may be revoked at any time prior to the voting of this Proxy by the execution and submission of a revised proxy or by voting in person at the meeting.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID
                                   ENVELOPE.

               (Continued and to be signed on the reverse side.)
                                SEE REVERSE SIDE

The Board of Directors of the General Partner recommends a vote "FOR" each of the Proposals.
1. Approval of a proposal that, if approved, will permit the Partnership to issue up to 10,000,000 additional Common Units (or an equivalent amount of other partnership interests ranking in parity with the Common Units) for any Partnership purpose, all as more particularly described in the Proxy Statement.
            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

2. Approval of a proposal, that if approved, will change the terms of the Special Units so that they are convertible into Common Units and will permit the listing on the New York Stock Exchange of Common Units to be issued upon conversion of the outstanding Special Units, all as more particularly described in the Proxy Statement.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. Approval of a proposal to approve the acquisition on December 1, 1998 of certain assets, including crude oil gathering and transportation assets, from Koch Pipeline Company, L.P. and Koch Oil Company, a division of Koch Industries, Inc., in order to permit the listing on the New York Stock Exchange of Common Units that may be issued upon conversion of Subordinated Units issued to Koch Pipeline in connection with the transaction, all as more particularly described in this Proxy Statement.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

                                      Dated:
                                      ------------------------------------------

                                      ------------------------------------------
                                                   Signature(s) of Unitholder(s)

                                      (Executors, administrators, guardians,
                                      trustees, attorneys, and officers signing for corporations or other organizations should give full title. If a partnership or jointly owned, each owner should sign.)

If you need assistance in voting your shares, please call D.F. King & Co., Inc.
  at 1-800-207-3159, or, outside the United States, collect at (212) 269-5550.